Exhibit 5.6

THRONE LAW OFFICE, P.C.

S. THOMAS THRONE tthrone@thronelaw.com *also admitted in North Dakota	ATTORNEYS AT LAW P.O. BOX 1056 SHERIDAN, WYOMING 82801 (307) 672-5858 (307) 674-6104 FAX	MARY A. THRONE mthrone@thronelaw.com *ALSO ADMITTED IN COLORADO Of Counsel

JACOB T. HASEMAN jhaseman@thronelaw.com *also admitted in Montana	CHEYENNE OFFICE P.O. BOX 828 CHEYENNE, WYOMING 82001 (307) 637-2822 (307) 637-2873 FAX	JAMES L. MOWRY jmowry@thronelaw.com *also admitted in Colorado, North Dakota and Nebraska

WHITNEY M. AGOPIAN wagopian@thronelaw.com *also admitted in Nebraska	www.thronelaw.com	NICHOLAS T. HADERLIE nhaderlie@thronelaw.com *also admitted in Colorado, Montana and North Dakota

CARRIE L. SHAW cshaw@thronelaw.com *also admitted in Colorado and Montana		ANDREW H. LEMKE, SR. alemke@thronelaw.com *only admitted in Colorado and North Dakota
ALEXIS A. KLATT aklatt@thronelaw.com *also admitted in Colorado

November 29, 2012

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Wyoming to Phoenix Production Company, which is a subsidiary of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and has been organized under the laws of the State of Wyoming. We have acted as special counsel to Phoenix Production Company with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership and BreitBurn Finance Corporation, a Delaware corporation (“Finance Corp”) (collectively, the “Issuers”) and certain other subsidiaries identified on the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $450,000,000 aggregate principal amount of their 7.875% Senior Notes due 2022 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $450,000,000 aggregate principal amount of the Issuers’ outstanding 7.875% Senior Notes due 2022 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of January 13, 2012 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of Phoenix Production Company, including the Indenture, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to Phoenix Production Company, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of Phoenix Production Company and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to due formation and valid existence of Phoenix Production Company, we have relied exclusively on certificates of status, dated as of recent dates, from officials of the State of Wyoming and/or written facsimile advice, dated as of recent dates, from CT Corporation.

Based on the foregoing, we are of the opinion that:

1. Phoenix Production Company is validly existing and in good standing under the laws of the State of Wyoming.

2. Phoenix Production Company has the power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of Phoenix Production Company to authorize the execution and delivery of the Indenture and the performance by Phoenix Production Company of its obligations thereunder (including its Guarantee as provided therein).

3. The Indenture has been duly executed and delivered by Phoenix Production Company to the extent that execution and delivery are governed by the laws of the State of Wyoming.

The opinions expressed herein are limited in all respects to the laws of the State of Wyoming, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

This opinion is rendered only to Vinson & Elkins L.L.P. and is solely for the benefit of Vinson & Elkins L.L.P. in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent.

Very truly yours,

/s/ S. Thomas Throne

S. Thomas Throne

Throne Law Office, P.C.